Exhibit 99.01
News Release
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
Nicole_Kenyon@Symantec.com	Hcorcos@symantec.com
Symantec Reports Second Quarter Fiscal Year 2010 Results
-	Non-GAAP Revenue of $1.48 billion

-	Non-GAAP Operating Margin of 29.2 percent

-	Non-GAAP Earnings Per Share of $0.36

-	Non-GAAP Deferred Revenue of $2.91 billion

-	Cash Flow from Operations of $226 million
MOUNTAIN VIEW, Calif. — Oct. 28, 2009 — Symantec Corp. (Nasdaq:SYMC) today reported the results of its second quarter of fiscal year 2010, ended Oct. 2, 2009. GAAP revenue for the fiscal second quarter was $1.47 billion. Non-GAAP revenue was $1.48 billion, down 3 percent over the comparable period a year ago (down 2 percent after adjusting for currency).
“Execution against our key priorities in a tight spending environment enabled us to achieve solid results,” said Enrique Salem, president and chief executive officer, Symantec. “In particular, we were pleased with the strength in the consumer segment and with the initial progress in SMB security. We are encouraged by the signs of stabilization in the markets we serve and are confident that we will continue to see gradual improvement over the next few quarters.”
“We delivered solid results on each of our key financial metrics and our cash flow generation highlights the strength of our business model,” said James Beer, executive vice president and chief financial officer, Symantec. “Our continued focus on expense management resulted in better than expected earnings.”
GAAP Results: GAAP operating margin for the second quarter of fiscal year 2010 was 17.4 percent compared with 14.3 percent for the same quarter last year. GAAP net income for the fiscal second quarter was $150 million compared with $126 million for the same quarter last year. GAAP diluted earnings per share were $0.18 compared with earnings per share of $0.15 for the same quarter last year, up 20 percent year-over-year. GAAP deferred revenue as of Oct. 2, 2009 was $2.91 billion compared with $2.71 billion as of Oct. 3, 2008, up 7 percent year-over-year.

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Symantec Reports Second Quarter Fiscal Year 2010 Results

Cash flow from operating activities for the second quarter of fiscal year 2010 was $226 million. Symantec ended the quarter with cash, cash equivalents and short-term investments of $2.33 billion.
Non-GAAP Results: Non-GAAP operating margin for the second quarter of fiscal year 2010 was 29.2 percent, flat year-over-year. Non-GAAP net income for the fiscal second quarter was $294 million. Non-GAAP diluted earnings per share were $0.36 compared with earnings per share of $0.37 for the year-ago quarter.
Non-GAAP deferred revenue as of Oct. 2, 2009 was $2.91 billion compared with $2.72 billion as of Oct. 3, 2008, an increase of 7 percent year-over-year. After adjusting for currency, non-GAAP deferred revenue increased 4 percent year-over-year.
For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached consolidated financial statements.
During the second quarter of fiscal year 2010, Symantec repurchased 7.9 million shares for $120 million at an average price of $15.22.
Business Segment and Geographic Highlights
For the quarter, Symantec’s Storage and Server Management segment represented 38 percent of total non-GAAP revenue and declined 9 percent year-over-year (declined 8 percent after adjusting for currency). The Consumer segment represented 31 percent of total non-GAAP revenue and increased 6 percent year-over-year on an actual and currency adjusted basis. The Security and Compliance segment represented 24 percent of total non-GAAP revenue and declined 3 percent year-over-year (declined 1 percent adjusting for currency). Services represented 7 percent of total non-GAAP revenue and declined 1 percent year-over-year (flat after adjusting for currency).
International revenue represented 51 percent of total non-GAAP revenue in the second quarter of fiscal year 2010 and declined 2 percent year-over-year (flat after adjusting for currency). The Europe, Middle East and Africa region represented 31 percent of total non-GAAP revenue for the quarter and declined 5 percent year-over-year (declined 1 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 15 percent of total non-GAAP revenue and increased 5 percent year-over-year (increased 3 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 54 percent of total non-GAAP revenue and declined 4 percent year-over-year on an actual and currency adjusted basis.

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Symantec Reports Second Quarter Fiscal Year 2010 Results

Third Quarter Fiscal Year 2010 Guidance
Guidance assumes an exchange rate of $1.47 per Euro for the December 2009 quarter versus the actual weighted average rate of $1.32 per Euro for the December 2008 quarter, approximately an 11 percent currency benefit. The end of period rate for the December 2008 quarter was $1.39, approximately a 6 percent currency benefit versus the $1.47 per Euro assumption for the December 2009 quarter.
For the third quarter of fiscal year 2010, ending Jan. 1, 2010, GAAP revenue is estimated between $1.484 billion and $1.514 billion. GAAP diluted earnings per share are estimated between $0.23 and $0.24. GAAP deferred revenue is expected to be in the range of $2.998 billion and $3.048 billion.
Non-GAAP revenue for the third quarter of fiscal year 2010 is estimated between $1.485 billion and $1.515 billion. Non-GAAP diluted earnings per share are estimated between $0.36 and $0.37. Non-GAAP deferred revenue is expected to be in the range of $3.000 billion and $3.050 billion.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal second quarter 2010, ended Oct. 2, 2009, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

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Symantec Reports Second Quarter Fiscal Year 2010 Results

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 3, 2009.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	October 2,	April 3,
	2009	2009
	(Unaudited)	*

ASSETS

Current assets:
Cash and cash equivalents	$2,314	$1,793
Short-term investments	18	199
Trade accounts receivable, net	688	837
Inventories	23	27
Deferred income taxes	178	163
Other current assets	272	278

Total current assets	3,493	3,297

Property and equipment, net	994	973
Intangible assets, net	1,380	1,639
Goodwill	4,596	4,561
Investment in joint venture	72	97
Long-term deferred income taxes	6	7
Other long-term assets	70	64

Total assets	$10,611	$10,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$218	$190
Accrued compensation and benefits	307	374
Current deferred revenue	2,520	2,644
Income taxes payable	24	44
Other current liabilities	304	261

Total current liabilities	3,373	3,513

Convertible senior notes	1,818	1,766
Long-term deferred revenue	385	419
Long-term deferred tax liabilities	181	181
Long-term income taxes payable	588	522
Other long-term liabilities	65	90

Total liabilities	6,410	6,491

Total stockholders’ equity	4,201	4,147

Total liabilities and stockholders’ equity	$10,611	$10,638

*	Derived from audited financials, as adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data)

			Year-Over-Year
	Three Months Ended		Growth Rate
	October 2,	October 3,		Constant
	2009	2008*	Actual	Currency (1)

Net revenues:
Content, subscriptions, and maintenance	$1,254	$1,181
Licenses	220	337

Total net revenues	1,474	1,518	-3%	-2%

Cost of revenues:
Content, subscriptions, and maintenance	207	212
Licenses	5	10
Amortization of acquired product rights	47	87

Total cost of revenues	259	309	-16%	-16%

Gross profit	1,215	1,209	0%	2%

Operating expenses:
Sales and marketing	576	597
Research and development	210	219
General and administrative	84	85
Amortization of other purchased intangible assets	63	56
Restructuring	25	9
Impairment of assets held for sale	—	26

Total operating expenses	958	992	-3%	-2%

Operating income:	257	217	18%	17%

Interest income	1	12
Interest expense	(31)	(30)
Other income (expense), net	2	(9)

Income before income taxes and loss from joint venture	229	190

Provision for income taxes	67	53
Loss from joint venture	12	11

Net income	$150	$126	19%	N/A

Basic net income per share	$0.18	$0.15
Diluted net income per share	$0.18	$0.15
Basic weighted-average shares outstanding	812	838
Diluted weighted-average shares outstanding	819	852

*	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percent change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States Dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States Dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data)

			Year-Over-Year
	Six Months Ended		Growth Rate
	October 2,	October 3,		Constant
	2009	2008*	Actual	Currency (1)

Net revenues:
Content, subscriptions, and maintenance	$2,463	$2,472
Licenses	443	696

Total net revenues	2,906	3,168	-8%	-6%

Cost of revenues:
Content, subscriptions, and maintenance	416	431
Licenses	10	18
Amortization of acquired product rights	145	172

Total cost of revenues	571	621	-8%	-8%

Gross profit	2,335	2,547	-8%	-5%

Operating expenses:
Sales and marketing	1,135	1,260
Research and development	431	451
General and administrative	173	178
Amortization of other purchased intangible assets	125	111
Restructuring	59	26
Impairment of assets held for sale	3	26

Total operating expenses	1,926	2,052	-6%	-2%

Operating income:	409	495	-17%	-16%

Interest income	3	30
Interest expense	(63)	(63)
Other income (expense), net	8	(9)

Income before income taxes and loss from joint venture	357	453

Provision for income taxes	109	138
Loss from joint venture	25	17

Net income	$223	$298	-25%	N/A

Basic net income per share	$0.27	$0.36
Diluted net income per share	$0.27	$0.35
Basic weighted-average shares outstanding	814	839
Diluted weighted-average shares outstanding	823	853

*	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percent change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States Dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States Dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	October 2,	October 3,
	2009	2008*

OPERATING ACTIVITIES:
Net income	$223	$298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	395	410
Amortization of discount on senior convertible notes	51	48
Stock-based compensation expense	85	89
Impairment of assets held for sale	3	26
Deferred income taxes	4	(19)
Income tax benefit from the exercise of stock options	2	18
Excess income tax benefit from the exercise of stock options	(6)	(16)
Loss from joint venture	25	17
Realized and other than temporary impairment loss on investments	2	2
Other	(2)	11
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	171	100
Inventories	5	6
Accounts payable	(7)	(1)
Accrued compensation and benefits	(79)	(82)
Deferred revenue	(259)	(229)
Income taxes payable	(16)	(51)
Other assets	(8)	73
Other liabilities	8	(39)

Net cash provided by operating activities	597	661

INVESTING ACTIVITIES:
Purchase of property and equipment	(108)	(125)
Proceeds from sale of property and equipment	3	40
Cash returned from (payments for) business acquisitions, net	3	(187)
Purchase of equity investment	(16)	—
Purchases of available-for-sale securities	(2)	(173)
Proceeds from sales of available-for-sale securities	189	668

Net cash provided by investing activities	69	223

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	54	186
Excess income tax benefit from the exercise of stock options	6	16
Tax payments related to restricted stock issuance	(18)	(15)
Repurchase of common stock	(243)	(400)
Repayment of short-term borrowing	—	(200)
Repayment of other long-term liability	(4)	(4)

Net cash used in financing activities	(205)	(417)

Effect of exchange rate fluctuations on cash and cash equivalents	60	(95)

Change in cash and cash equivalents	521	372
Beginning cash and cash equivalents	1,793	1,890

Ending cash and cash equivalents	$2,314	$2,262

*	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data)

							Year-Over-Year
	Three Months Ended						Non-GAAP Growth Rate
	October 2, 2009			October 3, 2008					Adjusted for
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual		FX (2)

Net revenues:	$1,474	$5	$1,479	$1,518	$5	$1,523	-3%		-2%

Gross profit:	$1,215	$56	$1,271	$1,209	$96	$1,305	-3%		-2%
Deferred revenue related to acquisitions		5			5
Stock-based compensation		4			4
Amortization of acquired product rights		47			87

Gross margin %	82.4%		85.9%	79.6%		85.7%	20	bps	30	bps

Operating expenses:	$958	$(119)	$839	$992	$(131)	$861	-3%		-1%
Stock-based compensation		(32)			(40)
Amortization of other intangible assets		(62)			(56)
Restructuring		(25)			(9)
Impairment of assets held for sale		—			(26)

Operating expenses as a % of revenue	65.0%		56.7%	65.3%		56.5%	20	bps	70	bps

Operating income	$257	$175	$432	$217	$227	$444	-3%		-3%

Operating margin %	17.4%		29.2%	14.3%		29.2%	0	bps	40	bps

Net income:	$150	$144	$294	$126	$186	$312	-6%		N/A
Gross profit adjustment		56			96
Operating expense adjustment		119			131
Non-cash interest expense		26			24
Settlements of litigation		—			2
Joint venture:
Amortization of other intangible assets/ stock-based compensation		2			2
Income tax effect on above items		(59)			(69)

Diluted net income per share	$0.18	$0.18	$0.36	$0.15	$0.22	$0.37	-3%		N/A

Diluted weighted-average shares outstanding	819		819	852		852	-4%		N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percent change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States Dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States Dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Reconciliation of Revenue Detail and Deferred Revenue (1, 2, 3)
(In millions)
(Unaudited)

	Three Months Ended
	October 2, 2009			October 3, 2008
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP
Revenue	$1,474	$5	$1,479	$1,518	$5	$1,523
Y/Y Growth Rate	-3%		-3%	7%		6%

Y/Y Change Adjusted for FX	-2%		-2%	3%		2%

Revenue by Segment
Consumer	$463	$2	$465	$437	$3	$440
Security and Compliance	345	3	348	355	2	357
Storage and Server Management	563	—	563	621	—	621
Services	103	—	103	104	—	104
Other	—	—	—	1	—	1

Revenue by Segment: Y/Y Growth Rate
Consumer	6%		6%	1%		2%
Security and Compliance	-3%		-3%	1%		-1%
Storage and Server Management	-9%		-9%	13%		12%
Services	-1%		-1%	17%		13%
Other	*		*	*		*

Revenue by Segment: Y/Y Change Adjusted for FX
Consumer	7%		6%	-3%		-2%
Security and Compliance	-2%		-1%	-2%		-4%
Storage and Server Management	-8%		-8%	10%		9%
Services	0%		0%	15%		11%
Other	*		*	*		*

Revenue by Geography
International	$747	$3	$750	$763	$1	$764
US	727	2	729	755	4	759
Americas (US, Latin America, Canada)	791	2	793	822	4	826
EMEA	457	2	459	480	1	481
Asia Pacific & Japan	226	1	227	216	—	216

Revenue by Geography: Y/Y Growth Rate
International	-2%		-2%	6%		5%
US	-4%		-4%	8%		7%
Americas (US, Latin America, Canada)	-4%		-4%	7%		6%
EMEA	-5%		-5%	4%		3%
Asia Pacific & Japan	5%		5%	11%		11%

Revenue by Geography: Y/Y Change Adjusted for FX
International	0%		0%	-2%		-2%
US	-3%		-4%	9%		7%
Americas (US, Latin America, Canada)	-4%		-4%	8%		6%
EMEA	-1%		-1%	-4%		-4%
Asia Pacific & Japan	2%		3%	3%		3%

Deferred Revenue	$2,905	$3	$2,908	$2,713	$8	$2,721

Y/Y Growth Rate	7%		7%	4%		4%

Y/Y Change Adjusted for FX	4%		4%	5%		4%

*	Percentage not meaningful

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP measures in Appendix A.

(2)	We compare the percent change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States Dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States Dollars at the actual exchange rate in effect at the end of the prior period).

(3)	During the first quarter of fiscal 2010, we modified our segment reporting structure to more readily match our operating structure. See Appendix A for further details.

SYMANTEC CORPORATION
Guidance — Reconciliation of GAAP to Non-GAAP Targets
(In millions, except per share data)
(Unaudited)
We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

Three Months Ending
Revenue reconciliation	January 1, 2010
GAAP revenue range	$1,484 - $1,514
Add back:
Deferred revenue related to acquisitions	1
Non-GAAP revenue range	$1,485 - $1,515

Three Months Ending
Earnings per share reconciliation	January 1, 2010
GAAP diluted earnings per share range
Add back:	$0.23 - $0.24
Stock-based compensation, net of tax	0.04
Deferred revenue related to acquisitions, amortization of acquired product rights, other intangible assets and non-cash interest expense, net of tax	0.09
Non-GAAP diluted earnings per share range	$0.36 - $0.37

As of
Deferred revenue reconciliation	January 1, 2010
GAAP deferred revenue range	$2,998 - $3,048
Add back:
Deferred revenue related to acquisitions	2
Non-GAAP deferred revenue range	$3,000 - $3,050

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A
The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.
Fair value adjustment to deferred revenue: We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.
Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	October 2,	October 3,
	2009	2008

Cost of revenues	$4	$4
Sales and marketing	14	18
Research and development	12	14
General and administrative	6	8

Total stock-based compensation	$36	$44

Amortization of acquired product rights and other intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
Restructuring: We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.
Joint venture: Consistent with the reasons discussed above, we exclude stock-based compensation charges and amortization of other intangible assets related to the joint venture from our non-GAAP net income.

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A (continued)
Gain on sale of assets: We exclude these gains because they are unique one-time occurrences that are not closely related to, or a function of, our ongoing operations.
Non-cash interest expense: Effective April 4, 2009, we adopted new authoritative guidance on convertible debt instruments, which changes the method of accounting for our convertible notes. Under this new authoritative guidance, our EPS and net income calculated in accordance with GAAP will be reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.
Impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.
Settlements of litigation: From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider these settlements to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.
Segment reporting: During the first quarter of fiscal year 2010, the company modified its segment reporting structure to more readily match its operating structure. The following modifications were made to the segment reporting structure: Enterprise Vault products were moved to the Storage and Server Management segment from the Security and Compliance segment; and the Software-as-a-Service (SaaS) offerings were moved to either the Security and Compliance or the Storage and Server Management segment from the Services segment based on the nature of the service delivered. Fiscal year 2009 Enterprise Vault revenue of $197 million and fiscal year 2008 revenue of $168 million was moved, and fiscal year 2009 SaaS revenue of $51 million was moved. The predominant amount of SaaS revenue went to the Security and Compliance segment. The historical periods have been adjusted to reflect the modified reporting structure.